EXHIBIT 10.3

CITIZENS BANK OF LOGAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article 1:

Purpose

As of the Effective Date, the Bank adopts this Plan for the purposes of providing the benefit described herein to the Participant. Participant is a member of a select group of management employees or is a highly compensated employee within the meaning of Title I of ERISA. The Plan is intended to be an unfunded, nonqualified program of deferred compensation exempt from the substantive requirements of Title I of ERISA.

Article 2:

Definitions

Whenever used in this Plan, the following words, terms and phrases shall have the meanings given to them in this Section 2 unless another meaning is expressly provided elsewhere in this Plan. Also, the form of any word, term or phrase shall include all of its other forms.

2.1	Accrued Liability Balance. The amount set forth in the “early termination” column for any benefit payable under Section 3.1, or the “death benefit” column for any benefit payable under Section 3.2, of the attached Exhibit A as of the applicable determination date.

2.2	Act. The Securities Exchange Act of 1934, as amended.

2.3	Affiliate. Any entity that, along with the Bank, would be treated as a single employer under Code Section 414(b) or (c).

2.4	Bank. The Citizens Bank of Logan and its successors and assigns.

2.5	Beneficiary. The person or persons whom the Participant has designated as set forth in Exhibit B to receive payments pursuant to this Plan in the event of the Participant’s death. If the Participant has not designated any Beneficiary, or if the Participant’s designated Beneficiary does not survive the Participant, the Participant’s estate shall be the Participant’s Beneficiary.

2.6	Benefit. The benefit (if any) payable to the Participant and/or the Participant’s Beneficiary pursuant to Article 3 of this Plan.

2.7	Board. The Bank’s board of directors.

2.8	Cause. For purposes of this Plan, the term “Cause” means: (a) a conviction (treating a nolo contendere plea or a guilty plea as a conviction), indictments, or arrest of Participant of any felony or of a misdemeanor involving fraud, embezzlement or theft of any nature; (b) a commission of a fraud by Participant against the Bank, Citizens Independent Bancorp Inc. (“Citizens”) or any customer of the Bank or Citizens, a misappropriation or embezzlement of the Bank’s, Citizens or any customer’s funds or property, or any breach of a fiduciary duty owed to the Bank or Citizens; (c) Participant’s failure to substantially perform his duties hereunder; (d) Participant’s failure to adhere to any written policy of the Bank or Citizens; (e) Participant’s appropriation or attempted appropriation of a material business opportunity of the Bank or Citizens; (f) Participant’s breach of any terms and/or covenants contained in this Plan; (g) Participant’s engagement in misconduct injurious to the Bank or Citizens; or (h) if any of the Bank’s or Citizens regulators request that the Bank or Citizens remove Participant from his duties.

2.9	Code. The Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations issued thereunder.

2.10	Effective Date. October 27, 2015.

2.11	ERISA. The Employee Retirement Income Security Act of 1974, as amended, and any applicable rulings and regulations issued thereunder.

2.12	Participant. Daniel Fischer.

2.13	Plan. This Citizens Bank of Logan Supplemental Executive Retirement Plan, as it may be amended from time to time.

2.14	Termination. The Participant’s “separation from service” from the Bank and its Affiliates, as defined pursuant to Treasury Regulation 1.409A-1(h).

Article 3:

Benefit

3.1	Benefit. Except as set forth in this Article 3, upon the Participant’s Termination, including a Termination due to the Participant’s disability, Participant shall be entitled to receive 120 equal monthly payments of the Accrued Liability Balance, beginning within thirty days following the Participant’s Termination. Notwithstanding the foregoing, to the extent that the Participant is a “specified employee” (as that term is defined in Treasury Regulation 1.409A-1(i)) upon the Participant’s Termination, no payments under this Plan shall be distributed until the earlier of (a) six months following the date on which the Participant Terminates; or (b) the Participant’s death. The first payment to be made shall include the cumulative amount of any amounts that could not be paid during such period.

3.2	Forfeiture. The Participant shall forfeit the Participant’s Benefit if the Participant: (a) is Terminated for Cause at any time; or (b) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement between the Participant and the Bank or an Affiliate. Regardless of any other provision of this Plan, the Participant shall forfeit any unpaid portion of the Participant’s Benefit and the Bank shall have no further liability to the Participant or Participant’s Beneficiary if, at any time after payment of the Participant’s Benefit begins, the Bank learns that the Participant engaged in conduct that: (y) would have constituted Cause had it been known before the Participant Terminated or died; or (z) violates any of the Participant’s obligations under any confidentiality or noncompetition agreement to which the Participant is a Party.

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3.3	Effect of Death.

(a)	If the Participant dies before benefit payments commence under Section 3.1, a lump sum equal to the Accrued Liability Balance as of the Participant’s date of death, offset by any benefits otherwise payable by any employee benefit program of the Bank or an Affiliate in connection with the Participant’s death, shall be paid to the Participant’s Beneficiary within 90 days after the Participant’s date of death.

(b)	If the Participant dies after benefit payments commenced under Section 3.1, a lump sum equal to the present value of the remaining installment payments, offset by any benefits otherwise payable by any employee benefit program of the Bank or an Affiliate in connection with the Participant’s death, shall be paid to the Participant’s Beneficiary within 90 days after the Participant’s death.

3.4	Change in Control. If a Change in Control (as hereinafter defined) occurs before benefit payments commence under Section 3.1 while the Participant is actively employed by the Bank or an Affiliate, and the Participant is Terminated without Cause within 2 years after such Change in Control, then the Participant shall receive single lump sum payment equal to the amount set forth in the “change in control” column of Exhibit A as of the applicable determination date, paid within 30 days after the date of such Termination. Notwithstanding the foregoing, to the extent that the Participant is a “specified employee” (as that term is defined in Treasury Regulation 1.409A-1(i)) upon the Participant’s Termination, no payments under this Plan shall be distributed until the earlier of (a) six months following the date on which the Participant Terminates; or (b) the Participant’s death.

For purposes of this Plan, the occurrence of a “Change in Control” shall mean any one of the following events: (i) the acquisition of ownership of, or power to vote, more than fifty (50) percent of the voting stock of the Bank or Citizens or (ii) the merger of the Bank or Citizens into, or the consolidation of the Bank or Citizens with, another corporation, or the merger of another corporation into the Bank or Citizens, on a basis whereby less than fifty (50) percent of the total voting power of the Bank or Citizens, as the case may be, is held by former shareholders of Citizens or the Bank, as the case may be, prior to such merger or consolidation.

Notwithstanding the foregoing, in the event that any payments pursuant to this Plan, alone or in combination with any other compensation, is subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Section 280G of the Code and the regulations promulgated thereunder, such payments shall be reduced to the maximum amount that may be paid under Section 280G of the Code without being considered an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Section, any determination that a payment is subject to Section 280G of the Code and any determination of the maximum amount that may be paid under Section 280G of the Code shall be made in writing by the principal certified accounting firm or other professional selected by the Bank in its sole discretion.

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Article 4:

Taxes

4.1	Withholding for Taxes Due on Plan Payments. Regardless of any other provision of this Plan, any payment under the Plan shall be reduced by the amount of any federal, state and local income, wage and other taxes and charges which the Bank is required to withhold under any applicable law or regulation from such payment.

4.2	Withholding for Taxes Due Before Payments Begin. The Bank shall withhold any income, wage and other taxes imposed under any applicable law or regulation on the Benefit before payment is made from the Participant’s other compensation. If no other compensation is then payable to the Participant, the Participant shall remit to the Bank an amount sufficient to satisfy the Participant’s tax liability.

Article 5:

Administration

5.1	Administration. The Board shall be responsible for the administration of the Plan. The Board shall keep minutes of its proceedings and all data, records and documents pertaining to the Board’s administration of the Plan.

5.2	Authority. The Board shall administer the Plan in accordance with its terms and shall have full discretionary authority to manage and control the operation and administration of the Plan, including but not by way of limitation, the following authority:

(a)	To authorize all payments from the Plan;

(b)	To maintain all the necessary records for the administration of the Plan;

(c)	To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms thereof;

(d)	To determine all questions arising with respect to the Plan’s operation and its interpretations, which shall be final, binding and conclusive on all parties; and

(e)	To delegate, at its discretion and to the extent it considers appropriate, the powers and duties to one or more persons of its selection and to engage persons to advise or render assistance to the Board or any fiduciary with respect to the Plan.

5.3	Information to the Board. To enable the Board to perform its functions, the Bank shall fully and timely provide information to the Board on all matters relating to the Participant’s service, retirement, death or the cause for Termination and such other pertinent facts as the Board may require.

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5.4	Expenses. All expenses pertaining to the maintenance of this Plan incurred by the Board or its delegatees shall be borne by the Bank.

5.5	Claims Procedure. Benefits under this Plan are payable only to the Participant or the Participant’s Beneficiary following the Participant’s death. In no event shall any other person or entity have any entitlement to any benefits under this Plan. The remainder of this Section 5.5 sets forth the claims and appeals process applicable to claims made by the Participant and the Participant’s Beneficiary.

(a)	The Participant or the Participant’s Beneficiary (the “claimant”) who believes that he or she is entitled to an unpaid Plan benefit or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Board.

(b)	If the claim is wholly or partially denied, the Board shall, within a reasonable period of time, and within 90 days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination upon review.

If special circumstances require the extension of the 90 day period described above, the claimant shall be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Board expects to reach a decision. Any extension for deciding a claim shall not be for more than an additional 90 day period.

(c)	If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

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(i)	Request that the Board reconsider its initial denial by filing a written appeal within 60 days after receiving written notice that all or part of the initial claim was denied;

(ii)	Review pertinent documents and other material upon which the Administrator relied when denying the initial claim; and

(iii)	Submit a written description of the reasons for which the claimant disagrees with the Board’s initial adverse decision.

An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Board. The Board is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

The Board’s decision on review shall be sent to the claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Administrator relied to deny the appeal. The Board shall consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Board’s decision on review shall be made not later than 60 days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. This notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the review official expects to render a decision and shall be provided to the claimant prior to the expiration of the initial 60 day period.

To the extent permitted by law, the initial decision of the Board (if no review is properly requested) or the decision of the Board on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 8.

5.6	Recusal. To the extent that the Participant is a member of the Board, the Participant shall not be entitled to participate in any decision related to such Participant’s interests in the Plan.

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Article 6:

Amendment and Termination

6.1	Amendment. The Bank has the right to modify, alter or amend the Plan, in whole or in part at any time. No amendment to the Plan shall reduce the Participant’s Benefit. Notwithstanding anything to the contrary in this Plan, each Participant agrees without further consideration to any amendments necessary to avoid penalties under Code Section 409A.

6.2	Termination. The Plan may be wholly discontinued or terminated at any time by action of the Bank. Except to the extent permitted under Code Section 409A, termination of the Plan shall not accelerate the payment of Benefits, which shall be distributed on the date(s) that payment otherwise would have been made had the Plan not been terminated.

6.3	Successor Corporation. If the Bank dissolves, reorganizes, merges into or consolidates with another entity, provision may be made by which the successor shall continue the Plan, in which case the successor shall be substituted for the Bank under the terms and provisions of this Plan. The substitution of the successor for the Bank shall constitute an assumption by the successor of all Plan liabilities and the successor shall have all of the powers, duties and responsibilities of the Bank under the Plan.

Article 7:

Funding

This Plan constitutes an unfunded, unsecured promise by the Bank to pay only those benefits that are accrued by Participant under the terms of the Plan. Neither the Bank nor any Affiliate is required to segregate any assets into a fund established exclusively to pay benefits. The Participant and the Participant’s Beneficiary have only the rights of a general unsecured creditor and do not have any interest in or right to any specific asset of the Bank or any Affiliate. Nothing in this Plan constitutes a guaranty by the Bank, any Affiliate or any other entity or person that the assets of the Bank or any other entity shall be sufficient to make payment.

If the Bank determines in its sole discretion to purchase one or more life or annuity insurance policies referable to the life of the Participant, neither the Participant nor the Participant’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy(ies) or any other specific funding or any other investment or to any asset of the Bank. If the Bank, in its sole discretion, elects to invest in one or more life insurance or annuity policies on the life of the Participant, the Participant shall assist the Bank, from time to time, promptly upon the request of the Bank, in obtaining such insurance policy(ies) by supplying any information necessary to obtain such policy(ies) as well as submitting to any physical examinations required therefor.

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Article 8:

Miscellaneous

8.1	No Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Bank and the Participant or other person, and shall not be a consideration for or an inducement or condition of any employment. Nothing contained herein shall be deemed to give to the Participant or other person the right to be retained in the service of the Bank or to interfere with the right of the Bank (which right is expressly reserved) to discharge, with or without Cause, the Participant or other person at any time without any liability for any claim either against the Plan (except to the extent provided herein) or against the Bank.

8.2	No Alienation. None of the benefits, payments, proceeds, claims or rights of the Participant or the Participant’s Beneficiary hereunder shall be subject to any claims of any creditor or to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any claim or right hereunder or any of the benefits or payments or proceeds which he may expect to receive, contingent or otherwise, under the provisions hereof. In the event any person attempts to take any action contrary to the provisions of this Section 8.2, (a) such action shall be null and void and of no effect whatsoever; (b) the Bank and the Board may disregard such action and shall not be in any manner bound thereby; and (c) the Bank and the Board shall suffer no liability by reason thereof. If any Participant or other person attempts to take any action contrary to this Section 8.2, the Bank and the Board shall be reimbursed and indemnified on demand out of the interest of such Participant in the Plan for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of such action.

8.3	Applicable Law. This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Ohio (applied without regard to any conflicts of laws principles), except to the extent that such laws are preempted by applicable federal law.

8.4	Lost Participant and/or Beneficiary. The Participant and the Participant’s Beneficiary shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. Under no circumstances shall any amount under this Plan escheat to any governmental authority.

8.5	Headings. Headings and subheadings in this agreement are inserted for convenience of reference only. They constitute no part of the Plan.

8.6	Limitations on Payment. If, in the judgment of the Board, the Participant or the Participant’s Beneficiary is legally, physically or mentally incapable of personally receiving and executing a receipt for any distribution or payment due him or her under the Plan, the distribution or payment may be made to the person’s guardian or other legal representative (or, if none is known, to any other person or institution who has custody of the person), and that distribution or payment shall constitute a full discharge of any obligation with respect to the amount paid or distributed.

8.7	Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan shall be construed and enforced as if the offending provision had not been included in the Plan. However, that determination shall not affect the legality or validity of the remaining parts of this Plan.

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8.8	Coordination with Other Plans. The right of the Participant to benefits accrued or payable under this Plan shall be determined solely by reference to the terms of this document and shall be unaffected by any other document or agreement between Participant and the Bank.

8.9	Code Section 409A. It is intended that this Plan comply with Code Section 409A, and, to the maximum extent permitted by law, this Plan shall be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Participant. The Bank may accelerate the time or schedule of a payment to the Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

8.10	Entire Agreement. This Plan (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

8.11	Notice. Any notice to be delivered under this Plan shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Participant, as applicable, at the address for such party set forth below or such other address designated by notice.

The Bank:	The Citizen’s Bank of Logan
/s/ Donald P. Wood
Chairman of the Board 10/29/2015
Attn:

The Participant:	/s/ Daniel C. Fischer
Daniel C. Fischer

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Exhibit A

DOB: _____________ Plan Anniversary Date: 12/31/2015 Retirement Age: 65 Payments: Monthly Installments				Early Termination Monthly Installment Payable Immediately		Death Benefit Lump Sum Payable Immediately	Change of Control Lump Sum Payable Immediately
Period Ending Dec. of	Age	Full Monthly Benefits	End of Year Accrual Balance	Vesting	Based on Accrual	Based on Accrual (offset by other benefits)	Vesting	Based On Accrual
		(1)	(2)	(3)	(4)	(5)	(6)	(7)

2015	55	$208.33	$25,000.00	20%	$41.67	$5,000.00	100%	$25,000.00
2016	56	$416.67	$50,000.00	40%	$166.67	$20,000.00	100%	$50,000.00
2017	57	$625.00	$75,000.00	60%	$375.00	$45,000.00	100%	$75,000.00
2018	58	$833.33	$100,000.00	80%	$666.66	$80,000.00	100%	$100,000.00
2019	59	$1,041.67	$125,000.00	100%	$1,041.67	$125,000.00	100%	$125,000.00
2020	60	$1,250.00	$150,000.00	100%	$1,250.00	$150,000.00	100%	$150,000.00
2021	61	$1,458.33	$175,000.00	100%	$1,458.33	$175,000.00	100%	$175,000.00
2022	62	$1,666.67	$200,000.00	100%	$1,666.67	$200,000.00	100%	$200,000.00
2023	63	$1,875.00	$225,000.00	100%	$1,875.00	$225,000.00	100%	$225,000.00
2024	64	$2,083.33	$250,000.00	100%	$2,083.33	$250,000.00	100%	$250,000.00
2025	65	$2,291.67	$275,000.00	100%	$2,291.67	$275,000.00	100%	$275,000.00

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Exhibit B

CITIZENS BANK OF LOGAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the Citizens Bank of Logan Supplemental Executive Retirement Plan dated ________________, 2015 (“Plan”), I, Daniel Charles Fischer (print Participant’s name), hereby designate the following beneficiary(ies) to receive payments which may be due under such Plan after my death:

Primary Beneficiary:

Name	Address	Relationship

Name	Address	Relationship

Contingent Beneficiary(ies):

Name	Address	Relationship

Name	Address	Relationship

The primary beneficiary named above shall be the Beneficiary defined in the Plan if he or she is living at the time a payment thereunder becomes due and payable, and the contingent beneficiary named above shall be the designated beneficiary referred to in the Plan only if he or she is living at the time a payment becomes payable and the primary beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Date:

Signature:

Print Name:	Daniel C. Fischer

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